Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated March 1, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Vector Group Ltd’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Miami, Florida
May 5, 2010